Exhibit 10.11

AGREEMENT CONCERNING AMENDMENT AND RESTRUCTURING OF EXISTING FINANCING ARRANGEMENTS

This Agreement Concerning Amendment and Restructuring of Existing Financing Arrangements (this “Agreement”) is being entered into effective as of March 19, 2010 (the “Effective Date”), by and between JOHN ARANOWICZ, an individual with a mailing address of 720 Gooseneck Drive, Lititz, Pennsylvania 175434 (“Lender”) and NEW CORE HOLDINGS, INC., a Florida corporation and successor by merger to New Core Banking Systems, LLC, having a mailing address at 720 Gooseneck Drive, Lititz, Pennsylvania 175434 (“New Core”).

Recitals

A.           New Core currently is indebted to Lender pursuant to various existing loan agreements.  Such loan agreements (collectively, the “Existing Loan Documents”) include, without limitation, all of the various notes and loan documents that are referenced in a certain 2008 Memorandum of Understanding between New Core and Lender, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

B.           Rurbanc Data Services, Inc. (“RDSI”) is interested in acquiring New Core pursuant to a merger transaction in which New Core would be merged with and into RDSI or an entity wholly owned by RDSI (the “Merger Transaction”).

C.           Both New Core and Lender are supportive of the Merger Transaction and both New Core and Lender expressly acknowledge that the Merger Transaction would be in their respective economic interests.

D.           RDSI’s willingness to consummate the Merger Transaction is subject, in part, to New Core and Lender agreeing upon the arrangements provided for in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, New Core and Lender hereby agree as follows:

1.           The total amount of all indebtedness, whether for principal, interest, fees, penalties, or other obligations of any kind or nature, that, as of the Effective Date, is owing from New Core to Lender, including, without limitation, all indebtedness arising and outstanding under the Existing Loan Documents, is $2,500,000 (the “Aggregate Existing Debt”).

2.           The Aggregate Existing Debt is hereby amended and restructured and, as so amended and restructured, is (i) evidenced by, and (ii) payable by New Core in accordance with the terms of, the Amended and Restated Promissory Note in the form attached hereto as Exhibit B (the “Promissory Note”).

3.           In furtherance of the foregoing, contemporaneous with the execution of this Agreement, (i) New Core shall execute and deliver the Promissory Note to Lender and (ii) Lender shall deliver to New Core the originals of all Existing Loan Documents that currently are in Lender’s possession or otherwise are subject to Lender’s control.

4.           Notwithstanding anything to the contrary contained in any of the Existing Loan Documents, New Core and Lender expressly intend that the indebtedness evidenced by and outstanding under the Promissory Note shall be unsecured debt.  In furtherance thereof, Lender expressly (i) waives and releases, with respect to the assets and properties of New Core, any and all liens, security interests, mortgages or other encumbrances that he currently holds or previously may have held as security for any portion of the Aggregate Existing Debt; and (ii) agrees to execute and deliver to New Core such additional documents, if any, as New Core reasonably may request to further evidence, or confirm of record, such waivers and releases.

5.           Lender represents, acknowledges and confirms that, as of the Effective Date, he shall have no warrants, options or other rights of any kind or nature that would entitle or enable him to (i) convert any portion of the Aggregate Existing Debt, or any portion of the amended and restated indebtedness evidenced by the Promissory Note, into shares of capital stock of, or other equity interest in, New Core (collectively, “New Core Equity Interests”) or (ii) purchase or otherwise acquire any New Core Equity Interests.  In furtherance thereof, Lender expressly waives, cancels and terminates any such warrants, options or other rights that may exist as of the Effective Date.

6.           Lender and New Core expressly acknowledge that RDSI is an intended third party beneficiary of this Agreement.

7.           Notwithstanding anything to the contrary contained in this Agreement, in the event that the Merger Transaction is not consummated by December 31, 2010, Lender shall have the unilateral right, exercisable by written notice delivered to New Core at any time during the 60 day period following that date, to terminate and rescind this Agreement.  In the event of such termination and rescission, this Agreement immediately shall become null and void and of no further force or effect.

8.           This Agreement, together with the Exhibits attached hereto, sets forth the entire understanding between New Core and Lender with respect to the subject matter hereof, and supersedes and replaces all prior oral and written agreements of New Core and Lender with respect to the subject matter of this Agreement, including, without limitation, the Existing Loan Documents.  This Agreement may not be modified or amended except in a writing signed by New Core and Lender.
9.           This Agreement shall be governed and construed in accordance with the local laws of the State of Florida, without regard to conflict of laws provisions.

10.           This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the respective successors and assigns of New Core and Lender.

11.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, New Core and Lender have executed this Agreement as of the Effective Date.

NEW CORE HOLDINGS, INC.

/s/ John Aranowicz	By: /s/ John Aranowicz
John Aranowicz
Its: President and CEO